Exhibit 99.1

Dave Announces Promotion of Kyle Beilman to CFO & COO

LOS ANGELES, CA — July 14, 2025 — Dave Inc. (“Dave” or the “Company”) (Nasdaq: DAVE), one of the nation’s leading neobanks, today announced the promotion of Kyle Beilman to Chief Financial Officer and Chief Operating Officer, effective as of July 11, 2025.

Since joining Dave, Kyle has played a pivotal role in driving the Company’s financial success, profitability, and operational efficiency. In addition to overseeing financial strategy, he has consistently taken on responsibilities that extend well beyond the traditional CFO scope. His expanded title as CFO and COO reflects his broad impact across the organization and his commitment to fostering innovation, operational excellence, and sustainable growth.

“Kyle has been a driving force behind our company’s continued success,” said Jason Wilk, Founder and CEO of Dave. “His leadership, strategic insight, and dedication have made a significant impact across multiple departments, which this expanded title now recognizes.”

About Dave

Dave (Nasdaq: DAVE) is a leading U.S. neobank and fintech pioneer serving millions of everyday Americans. Dave uses disruptive technologies to provide best-in-class banking services at a fraction of the price of incumbents. For more information about the Company, visit: www.dave.com. For investor information and updates, visit: investors.dave.com and follow @davebanking on X.

Investor Relations Contact

Sean Mansouri, CFA

Elevate IR

DAVE@elevate-ir.com

Media Contact

Dan Ury

press@dave.com